Exhibit 10.11
Contract No.: Di A101A05158

BANK OF COMMUNICATIONS

MAXIMUM MORTGAGE AGREEMENT

(Applicable to Guarantee of Agreement without limitation of amount where the Mortgagor is a legal entity or any other organization)

October 11, 2005

Maximum Mortgage Agreement

Important Notice The Mortgagor is requested to carefully read the contents of this Agreement, especially the terms with ▲ ▲. If you have any questions, please ask the Mortgagee.

Mortgagor: Wuhan Blower Co., Ltd.
Legal Representative (Responsible Person): Xu Jie
Legal Address: Cang Long Dao Science Park, Miaoshan Development Zone, Jiang Xia District
Address for Correspondence: Cang Long Dao Science Park, Miaoshan Development Zone, Jiang Xia District
Mortgagee: Bank of Communications Wuhan Branch
Responsible Person: Hu Hui
Address for Correspondence: 847# Jianshe Avenue, Wuhan City

WHEREAS, the Mortgagee provides or will provide Wuhan Blower Co., Ltd. (hereinafter referred to as the “Debtor”) with a series of credit, in order to guarantee the realization of the credit rights of the Mortgagee, the Mortgagor would like to establish the Maximum Mortgage by the property of which the Mortgagor has right to dispose for the right of credit entitled by the Mortgagee against the Debtor in respect of such credit.
In order to specify the rights and obligations of both parties, the Mortgagor and the Mortgagee hereby enter into this Agreement through amicable negotiation.

Article 1 Mortgaged Property

1.1 The Mortgaged Property provided by the Mortgagor Real Estate Title Certificate Wu Fang Quan Zheng Xia Zi No.200402226, No.200402224, No.200505065, No.200505066; State-owned Land Use Right Certificate Xia Guo Yong (2005) No.203, No.204: (hereinafter referred to as the “Collateral”)

1.2 The details of the Mortgaged Property shall be based on the “List of Collaterlal” attached to this Agreement.

1.3 The legal effect of the Mortgage Right shall be extended to the Collateral and its accessory properties, accessory rights, the attached facilities, things connected, processed goods, fruits and subrogated objects.

Article 2 Responsibilities of Guarantee

2.1 The Mortgagor shall provide the Maximum Mortgage Guarantee for all Master Contracts made and entered into by and between the Mortgagee and the Debtor during October 11, 2005 and October 11, 2006.
The Master Contract mentioned in the preceding clauses means the Credit Business Contract made and entered into by and between the Mortgagee and the Debtor for the current capital loan. The currency category, amount of principal and interest rate of the Mortgagee’s right of credit, as well as the period for performance of the liabilities of the Debtor shall be subject to the Master Contract.

2.2 The Maximum Amount of Credit of the Mortgage Guarantee (currency category and amount in words): RMB FORTY-SEVEN MILLION FIVE HUNDRED THOUSAND YUAN ONLY.

2.3 The scope of the Mortgage Guarantee shall include the principal and interest under the Master Contract, compound interest, penalty interest, liquidated damages, compensation for damages and costs for realization of the right of credit. The costs for realization of the right of credit shall include but not limited to cost of collection, court fee (or arbitration fee), cost for disposal of the Collateral, transfer fee, cost of preservation, announcement fee, execution fee, attorney fee, travel expense and other expenses.
▲▲ 2.4 Pursuant to the Article 5 of the Guarantee Law of the People’s Republic of China, both parties to this Agreement particularly agree as follows: The legal effect of this Agreement is independent of each Master Contract, the invalidity of any Master Contract or its related terms and conditions shall not affect the legal effect of this Agreement. he Mortgagor shall bear joint and several liabilities for the return or compensation liabilities which shall be taken by the Debtor after the relative Master Contract is null and void.

Article 3 Determination of the Guaranteed Right of Credit

3.1 The guaranteed principal right of credit under this Agreement shall be determined on the earlier date (the “Date of Determination”) of the following dates:

1. October 11, 2005;

2. Where the Collateral is taken by such property preservation or implementation measures as sealing up and seizing, etc. during the mortgage period, the date of taking such property preservation or implementation measures;

3. Where the bankruptcy case is accepted by the court, the date of acceptance by the court of the bankruptcy application;

4. The time when the Mortgagee exercises the mortgage right under the Article 8 of this Agreement.

3.2 The guarantee of this Agreement shall be extended to the principal right of credit entitled to the Mortgagee under the Master Contract signed prior to the Date of Determination (including the current day) and the interests generated (including compound interest, overdue interest and diversion penalty interest) until the Mortgagor taking responsibilities, court fee (arbitration fee) for realizing right of credit, attorney fee, cost of notification, interpellation fee and other related costs.

Article 4 Registration of Collateral

The Mortgagor shall, after signing this Agreement, forthwith handle formalities of mortgage registration of the Collateral under this Agreement in the Register Authority, and shall deliver the proof of other rights over land, original copy of certificate of mortgage registration and original copy of title certificate of Collateral to the Mortgagee for keeping within three days after completion of registration formalities.

Article 5 Insurance

5.1 The Mortgagor shall cover the insurance for the Collateral in the insurance amount and period as required by the Mortgagee, and also shall appoint the Mortgagee as the first beneficiary to the insurance benefits.
After completion of the insurance formalities, the Mortgagor shall deliver the original policy to the Mortgagee for keeping.

5.2 During the validity period of this Agreement, the Mortgagor shall pay all premiums on time, and perform other obligations which are necessary for the maintaining of the effective duration of the insurance.

5.3 If the Mortgagor fails to cover the insurance or renew the insurance, the Mortgagee shall be entitled to cover or renew at its discretion, pay the premium on behalf of the Mortgagor or take other measures to maintain the insurance. The Mortgagor shall provide necessary assistance, and bear the premium and related expenses paid therefrom by the Mortgagee.

▲▲ Article 6 Representation and Warranty of the Mortgagor

6.1 The Mortgagor is an independent civil entity which is lawfully established and will renew legally, with all necessary legal capacity, and is able to perform the obligations under this Agreement and take civil responsibilities in the name of itself.

6.2 The execution and performance of this Agreement is the true declaration of will by the Mortgagor, obtaining all necessary consents, approvals and authorizations, without any legal defects.

6.3 All documents, materials and information provided by the Mortgagor for the Mortgagee during the execution and performance of this Agreement are true, accurate, complete and effective.

6.4 The Mortgagor has sufficient right of disposal on the Collateral, if the Collateral is co-owned, its right of disposal has obtained all necessary consents and approvals.

6.5 The Collateral has no defects, has not been lawfully sealed up, seized and controlled, without any dispute, mortgage, pledge, lawsuit (arbitration), etc.

▲▲ Article 7 Obligations of the Mortgagor

7.1 In the case of the possibility of the damage of the Collateral or the obvious reduction of its value, the Mortgagor shall inform the Mortgagee in time, and provide new guarantee as required by the Mortgagee.

7.2 The Mortgagor shall bear the costs for the evaluation, registration, notarization, certification, insurance, keeping, repair and maintenance, etc. of the Collateral under this Agreement.

7.3 The Mortgagor shall have custody of the Collateral, shall not use the Collateral by any abnormal ways, and shall make regular repair and maintenance in order to ensure the Collateral is in good condition, as well as cover the insurance as required by the Mortgagee.

7.4 Without the written consent of the Mortgagee, the Mortgagor shall not take such actions to reduce or possibly reduce the value of the Collateral; and shall not dispose of the Collateral by any ways such as transfer, gift, lease, and establishment of security interest, etc.

7.5 The Mortgagor shall assist the Mortgagee in the inspection to the use, keeping, maintenance state of the Collateral as well as the maintenance of the title.

7.6 If the following cases occur, the Mortgagor shall forthwith inform the Mortgagee in writing:

1. The safety and good condition of the Collateral is unfavorably affected or possibly affected;

2. The title of the Collateral is in dispute;

3. The Collateral is taken such property preservation or implementation measures such as sealing up and seizing, etc. during the mortgage period;

4. The mortgage right is infringed or possibly infringed by any third party;

5. The Mortgagor winds up, dissolves, stops doing business for internal rectification, is revoked a business license, is cancelled, applies or is applied for bankruptcy.

7.7 Before the discharge of all liabilities under all Master Contracts by the Debtor to the Mortgagee, the Mortgagor shall not perform the right of recourse arising out of the performance of this Agreement against the Debtor or other guarantors.

7.8 The Mortgagor shall assist the Mortgagee in the realization of the mortgage right without establishing any barriers.

▲▲ Article 8 Exercise of Mortgage Right

8.1 If any of the following cases occurs, the Mortgagee shall be entitled to lawfully auction and realize the Collateral:

1. Where the credit business referred in the Master Contract is loan or import bill of exchange, export bill of exchange, export collection and financing, export invoice financing, packing loan, etc., the Debtor fails to pay off on time the principal and interest in total of the loan or financing funds under any Master Contract;

2. Where the credit business referred to in the Master Contract is to establish banker's acceptance bill, the bank’s letter of credit, as well as letter of guarantee, the Debtor fails to pay off on time the amount in total under any Master Contract which is paid by the Mortgagee in advance.

3. The Mortgagor fails to provide additionally the guarantee under the Article 7.1.

8.2 The moneys gained by lawful auction and realization of the Collateral shall be disposed of as follows:

1. Pay off the due debt by the Debtor;

2. Where the Debtor has the debt which is not due, the balance after the discharge shall be deposited to the bond account appointed by the Mortgagee; when the debt is due, if the Debtor fails to discharge the corresponding debts, the Mortgagee shall be entitled to deduct and transfer such amounts.

▲▲ Article 9 Guarantee Terms

9.1 Where the mortgage right is null and void due to the following causes, the Mortgagor shall provide the maximum amount guarantee for the Debtor’s debts under each Master Contract:

1. The Mortgagor fails to handle formalities for the registration of the Collateral under the Article 4;

2. The representation and warranty made by the Mortgagor under the Article 6 is not true;

3. Other causes which are attributable to the Mortgagor.

9.2 The Maximum Amount of Credit Guarantee by the Mortgagor (currency category and amount in words): RMB FORTY-SEVEN MILLION FIVE HUNDRED THOUSAND YUAN ONLY, and the guarantee way is joint and several liability guarantee.

9.3 The Master Contract scope which is guaranteed by the Maximum Amount Guarantee shall be consistent with the Master Contract scope of the mortgage guarantee under this Agreement (as agreed in the Article 2.1 hereof). The scope of the guarantee of the Mortgagor shall include the principal and interest, compound interest, penalty interest, liquidated damages, compensation for damage and costs for realization of right of credit under the Master Contract. The costs for realization of right of credit shall include but not be limited to cost of collection, court fee (or arbitration fee), cost of preservation, announcement fee, execution fee, attorney fee, travel expense and other expenses.

9.4 During the guarantee, the guarantee period under each Master Contract is separately calculated from the date of expiry of the liabilities as provided in each Master Contract until two years after the expiry date of the liabilities as provided in the Master Contract which is last due among all the Master Contracts. Where it is agreed in the Master Contract that the Debtor may perform the liabilities by installments, the guarantee period of each installment of performance of liabilities under such Master Contract shall be separately calculated from the expiration date of performance of such installment of liabilities until two years after the expiration date of the installment of liabilities that are last due under such contract. The expiration date of period for performance of the liabilities under the establishment of banker's acceptance bill, the bank’s letter of credit, as well as letter of guarantee shall be the date of paying the amounts in advance by the Creditor. Where the Creditor declares the liabilities under the Master Contract to be due in advance, the expiration date of the period for performance of the liabilities shall be the date of advance expiration date as declared by the Creditor.

9.5 The force of such guarantee terms shall be separate from the other terms of this Contract, and the effectiveness of such guarantee terms shall be subject to the condition that the mortgage right under this Contract fails to be established or come into force for reasons as provided in the Article 9.1.

▲▲ Article 10 Settlement of Disputes

All disputes under this Agreement shall be settled by the first way of the following ways. During the period of disputes, each party shall continue to perform the terms which are not involved in the dispute.

10.1 File a lawsuit before the competent court at the place of the Mortgagee;

10.2 _____/____ Arbitration Commission shall make arbitration by the prevailing arbitration rules at the time of arbitration application, the arbitral award is final and binding upon both parties.

Article 11 Miscellaneous

▲▲ 11.1 The Mortgagee shall not be obliged to provide credit for the Debtor as a result of this Agreement.

11.2 The “List of Collaterlal” attached to this Agreement shall be an integral part of this Agreement.

11.3 This Agreement shall come into force after being signed (or sealed) and stamped with official seal by the legal representative (responsible person) or authorized representative of both parties; where the Collateral shall be lawfully registered. This Agreement shall be effective from the date of registration of mortgage.

11.4 This Agreement shall be executed in five originals, the Mortgagor and the Mortgagee shall hold one respectively, and the collateral registration authority shall hold one.

Article 12 Other Agreed Matters
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The Mortgagor has gone through the aforesaid terms, and the Mortgagee has made corresponding explanations upon the request of the Mortgagor, who has no objections to all the contents.

(This page is for signature, without any text below)

Mortgagor: Wuhan Blower Co., Ltd. (SEAL)
Legal Representative (Responsible Person) or Authorized Representative (SIGNATURE OR SEAL): /s/ Xu Jie (SEAL)
Date: October 11, 2005

The Mortgagee: Bank of Communications Wuhan Branch (SEAL)
Legal Representative (Responsible Person) or Authorized Representative (SIGNATURE OR SEAL): /s/ Wang Zhiguo (SIGNATURE)

Date: October 11, 2005

BANK OF COMMUNICATIONS WUHAN BRANCH
List of Collaterals
October 11, 2005
Mortgagor Name : Wuhan Blower Co., Ltd
Name of Creditor: Wuhan Blower Co., Ltd	Mortgage Contract No.: Di A101 105158

Name	Unit	Quantity	Title Certificate No.	Place of Storage	Insurance Policy No.
Real Estate			Xia Ta Xiang 2005 Zi No.019	Guanfeng Road, Cang Long Dao Science Park, JiangXia District, Wuhan	PQJA200542010300000007
			Xia Ta Xiang 2005 Zi No.020	Guanfeng Road, Cang Long Dao Science Park, JiangXia District, Wuhan
			Wu Fang Xia Ta Zi 2005 No.01827	Guanfeng Road, Cang Long Dao Science Park, JiangXia District, Wuhan

Official Seal of Mortgagor: Official Seal of Mortgagee: Agreement Seal of Wuhan Blower Co., Ltd Agreement Seal of Bank of Communications Wuhan Branch Handed by: Hu Hui Handed by: Cao Yu

Maturity Extension Agreement

Creditor: BANK OF COMMUNICATIONS CO., LTD WUHAN BRANCH
Debtor: Wuhan Blower Co., Ltd
Guarantor: Wuhan Blower Co., Ltd

Article 1 This Agreement is a supplement to the Borrowing Agreement No. A101A05212 (hereinafter referred to as the “Original Agreement”) and the Mortgage Agreement No. Di A101A05158 (hereinafter referred to as the “Original Guarantee Agreement”); Unless otherwise stipulated herein, provisions of the Original Agreement and the Original Guarantee Agreement shall still be applicable to the rights and obligations and pertinent matters of the Creditor, Debtor and Guarantor.

Article 2 The Creditor agrees to extend the maturity of corresponding debts (hereinafter referred to as the “Original Debts”) set forth in respective Borrowing Certificates/Bank Certificates under the Original Agreement, according to the following table:
No.	Borrowing Certificate/Bank Certificate	Amount of Debts (Currency and Amount in Words)	Maturity Date of Original Debts	Amount of Debts the Maturity of Which is Extended (Currency and Amount in Words)	New Maturity Date after Extension	Interest Rate of Maturity Extension
1		RMB TEN MILLION AND FIVE HUNDRED THOUSAND YUAN ONLY	October 11, 2006	RMB TEN MILLION AND FIVE HUNDRED THOUSAND YUAN ONLY	April 11, 2007	6.615%
2
3
4

Article 3 As of the date when the original debts mature, the interest rate of maturity extension shall be applicable.

Article 4 The Guarantor shall continue to provide a guarantee for the extended debts of the Debtor:

4.1 Where a mortgage/pledge guarantee (including the maximum amount mortgage) is specified under the Original Guarantee Agreement, the Guarantor shall timely deal with formalities of insurance renewal effected for mortgaged/pledged properties, and shall after formalities are properly finished submit relevant certificates in original copies to the Creditor for custody.

4.2 Where a security guarantee (including the maximum amount security) is specified under the Original Guarantee Agreement, the Guarantor shall continue to bear joint and several liability security for the Debtor’s extended debts. The security period of each debt shall be two years from the new maturity determined after extension of old maturity of such debt.

Article 5 The Debtor shall be responsible for any and all expenses arising from the debt maturity extension, including but not limited to insurance expenses incurred for renewal of insurance affected for mortgaged/pledged properties.

Article 6 Other Agreed Matters

Article 7 This Agreement will come into force after signed and by legal representatives (responsible persons) or authorized representatives (personal seals thereof) of both Parties, and affixed with official seals of both Parties.

Article 8 This Agreement is executed in three original copies, with one text for each Party.

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Creditor (Official Seal)	Debtor (Official Seal)
Agreement Seal of	Agreement Seal of
Bank of Communications Co., Ltd Wuhan Branch	Wuhan Blower Co., Ltd
Responsible Person or Authorized Representative	Legal Representative (Responsible Person) ore
Authorized Representative
(Signature or Seal)	(Signature or Seal)
/s/ Hu Hui	/s/ Xu Jie
Date: October 11, 2006	Date: October 11, 2006

Guarantor (Official Seal)
Agreement Seal of
Wuhan Blower Co., Ltd
Legal Representative (Responsible Person) ore Authorized Representative
(Signature or Seal)
Xu Jie
Date: October 11, 2006